SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): June 27, 2012

ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16533	63-1261433
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

100 Brookwood Place, Birmingham, Alabama	35209
(Address of Principal Executive Office )	(Zip code)

Registrant’s telephone number, including area code: (205) 877-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))

ITEM 7.01. REGULATION FD DISCLOSURE
On June 27, 2012 we announced two proposed transactions.

Our first announcement is that Medmarc Insurance Group (Medmarc) has agreed to become part of ProAssurance through a proposed $153.7 million, all cash, sponsored demutualization that will provide Medmarc’s eligible Members with cash payments of $146.2 million and future policy credits of $7.5 million. We intend to fund this transaction from cash on hand—there are no financing contingencies to the transaction.

Medmarc is one of the nation’s leading underwriters of products liability insurance for medical technology and life sciences, and also underwrites a book of legal professional liability insurance. Medmarc had direct written premium of $40.6 million in 2011 and $320 million in total assets as of March 31, 2012. Medmarc’s A. M. Best rating of “A-” (Excellent) was recently affirmed.

Medmarc has adopted a Plan of Conversion that will govern the sponsored-demutualization. If the Plan of Conversion is approved by Medmarc’s eligible Members, the sponsored demutualization will convert Medmarc into a non-public stock company. Simultaneously, under the terms of the Stock Purchase Agreement entered into by ProAssurance and Medmarc, ProAssurance will purchase the stock authorized in the demutualization and Medmarc’s eligible Members would then receive $153.7 million in cash payments and future policy credits, as outlined in the Plan of Conversion.
The Plan of Conversion defines an eligible Member as a medical technology or life sciences company holdingwith an in-force policy issued by a Medmarc company at any time from December 31, 2010 through June 30, 2012. Policies with effective dates between June 27, 2012 and June 30, 2012, must have had a quote issued on or before June 26, 2012.

In addition to the approval of Medmarc's eligible Members, the transaction must be approved by insurance regulators in Vermont, where Medmarc is domiciled. The Boards of Directors for both companies unanimously approved the transaction, which is expected to close before the end of 2012.

A copy of the news release announcing this proposed transaction is included as Exhibit 99.1 and included in this Item by reference.

The second announcement is that Independent Nevada Doctors Insurance Exchange (IND), a Nevada reciprocal exchange, will become part of ProAssurance through a conversion from a reciprocal to a stock insurance company and simultaneous merger with a ProAssurance subsidiary. Proceeds from the transaction will be paid to eligible IND subscribing policyholders.

IND is the leading writer of Medical Professional Liability (“MPL”) insurance in the state of Nevada, based on 2011 Direct Premiums Written, as reported to the Nevada Division of Insurance. ProAssurance is the fourth largest MPL writer in Nevada, based on these reports.

The sponsored conversion will convert IND into a non-public stock company. Simultaneously, IND will be merged with a subsidiary of ProAssurance and ProAssurance will pay cash to eligible subscribers to purchase the IND stock.  ProAssurance is also purchasing IND’s Attorney-in-Fact in a companion transaction.

The Board of Directors of ProAssurance and the Subscribers Advisory Committee (SAC) for IND have approved the transaction, which requires that the SAC adopt a Plan of Conversion (Plan) to fulfill the requirements of the transaction. The Plan and the transaction require approvals from IND subscribers and the Nevada Division of Insurance. The transaction is expected to close before the end of 2012. Terms of the transaction are not material to ProAssurance.

A copy of the news release announcing this proposed transaction is included as Exhibit 99.2 and included in this Item by reference.

The information we are furnishing under Item 7.01 of this Current Report on Form 8K, including Exhibits 99.1 and 99.2, is not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) as amended, or otherwise subject to the liability of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
Exhibit	Exhibit Description
99.1
News Release, issued on June 27, 2012 announcing that Medmarc Insurance Group (Medmarc) will has agreed to become part of ProAssurance through a proposed $153.7 million, all cash, sponsored demutualization.

99.2
News Release, issued on June 27, 2012 announcing that Independent Nevada Doctors Insurance Exchange (IND), a Nevada reciprocal exchange, will become part of ProAssurance through a conversion from a reciprocal to a stock insurance company and simultaneous merger with a ProAssurance subsidiary. Terms of the proposed transaction are not material to ProAssurance.

SIGNATURE
Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 28, 2012
PROASSURANCE CORPORATION
By: /s/ Frank B. O’Neil
Frank B. O’Neil
Title: Senior Vice-President